EXHIBIT 5.3
[Letterhead of Sher Garner Cahill Richter Klein McAllister and Hilbert, L.L.C.]
January 23, 2012
Reynolds Group Holdings Limited
Level Nine
148 Quay Street
Auckland 1140 New Zealand
Reynolds Group Issuer Inc.
c/o National Registered Agents, Inc.
160 Greentree Drive, Suite 101,
Dover, Delaware 19904
Reynolds Group Issuer LLC
c/o National Registered Agents, Inc.
160 Greentree Drive, Suite 101,
Dover, Delaware 19904
Reynolds Group Issuer (Luxembourg) S.A.
6C Rue Gabriel Lippmann,
L-5365 Munsbach, Grand Duchy of Luxembourg
Southern Plastics Inc.
5202 Interstate Ave.
Shreveport, Louisiana 71109

Re: Reynolds Group/SEC Registration Statement
Ladies and Gentlemen:
     We have acted as special Louisiana counsel to Southern Plastics Inc., a Louisiana corporation (“Company”), in connection with the documents set forth on Schedule A attached hereto (each, a “Transaction Document” and collectively, the “Transaction Documents”). In such capacity, we have reviewed the Transaction Documents.
     We have also reviewed the following corporate documents of the Company:
(a)	Articles of Incorporation of the Company dated April 5, 1966; as amended by Unanimous Consent Agreement of Directors and Stockholders to Amend Corporate Charter dated March 2, 1970; as further amended by Articles of Amendment to the Articles of Incorporation of Southern Plastics, Inc. dated May 20, 1976; as further amended by Articles of Amendment to the Articles of Incorporation of Southern Plastics, Inc. dated October 15, 1992; and as further amended by Articles of Amendment to the Articles of Incorporation of Southern Plastics, Inc. dated September 15, 2009 (collectively, the “Articles”); and

(b)	By-laws of Southern Plastics, Inc. (the “Bylaws”; collectively, the Articles and the Bylaws are the “Constituent Documents”); and

(c)	various certificates by the Company’s Secretary or Assistant Secretary with respect to the Company’s corporate documents, resolutions and incumbency of officers (the “Secretary’s Certificates”).
     In rendering our opinion we have also examined such certificates of public officials, corporate documents and records and other certificates and instruments as we have deemed necessary for the purposes of the opinion herein expressed, including without limitation, a Certificate of Good Standing for the Company issued by the Louisiana Secretary of State dated January 19, 2012 (the “Good Standing Certificate”). As to questions of factual matters, we have relied upon certificates and written statements of officers of the Company, but we have no knowledge that any of such statements are inaccurate or incomplete.
     The following terms shall have the following meanings when used herein.
- “Collateral”, as used herein, shall mean all property in which a mortgage, assignment, security interest or other interest is granted by the Company under the Transaction Documents.
- “Lenders” has the meaning given to that term in the Transaction Documents.
- “laws” means laws, statutes, rules, regulations, ordinances, codes, judgments, cases, decrees or other similar authorities.
- “security interest” shall have the meaning assigned in La. R.S. §10:1-201(35).
- “State” shall mean the State of Louisiana.
In rendering this Opinion, we have assumed:
a. the authenticity of all documents submitted to us as originals, the legal capacity of any individual signing any documents, the genuineness of all signatures on all documents and certificates referred to herein or relied upon by us, and the conformity to originals of all documents sent to us as copies;
b. that the Company has good and marketable title to all of the Collateral encumbered by it under the Transaction Documents to which it is a party, and that all steps necessary to perfect its title to and rights in the Collateral against the claims of third parties have been taken;
c. that all parties to the Transaction Documents other than the Company are each validly organized under the laws of the state of its organization and had the power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder;
d. the execution, delivery and performance of the Loan Documents and all other documents executed in connection therewith, as to each party thereto other than the Company, (i) are within its powers as a partnership, limited liability company, or corporation; (ii) have been duly authorized by all necessary corporate action, including approval by its board of directors, if such party is a corporation, or by all necessary action of its partners, if such party is a partnership, or by all necessary action of its members and/or managers, if such party is a limited liability company, or other governing authority, as applicable; and (iii) do not contravene any provision of its certificate of incorporation or by-laws, if a corporation, or partnership agreement, if a partnership, or operating agreement, if a limited liability company, or other organizational documents, as applicable. The execution, delivery and performance of the Transaction Documents and all other documents executed in connection therewith, as to each party thereto, do not contravene or constitute a breach of or default under any applicable provision of the laws or public policies of any jurisdiction other than the State, or any applicable regulation thereunder, or under any agreement or other instrument binding upon it, or under any judgment, injunction, judicial order or judicial decree;
e. the execution, delivery and performance of the Transaction Documents and all other documents executed in connection therewith, as to each party thereto, do not require any authorization, approval or consent of, or filings or registrations with, any governmental or regulatory authority or agency other than the State or any third party, and as to each party thereto other than the Company, do not require any authorization, approval or consent of, or filings or registrations with, any governmental or regulatory authority or agent of the State, except for authorizations, consents, approvals that have already been obtained or filings that have already been made and that remain in effect;
f. that the Company has received value from the Lenders in connection with the execution of the Transaction Documents;
g. that there are no written or oral terms and conditions agreed to by and between the parties to the Transaction Documents that vary or could be deemed to vary the truth, completeness, correctness, validity, or effect of any of the Transaction Documents in any material manner;
h. that each party has acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred as part of, the issuance of any promissory note executed in connection with the Transaction Documents, and that the parties will act at all times in good faith; and
i. that the Company’s business is and has always been limited to the manufacture of consumer goods for wholesale and retail sale.

     We do not represent the Company on a general or regular basis and, accordingly, have no detailed information concerning its business or operations. Therefore, nothing contained herein should be construed as an opinion regarding the Company or its operations satisfying or otherwise complying with any local laws or ordinances or laws or ordinances of general application pertaining to the particular business and operations of the Company.
     Further, with respect to certain factual matters, we have relied exclusively on the Secretary’s Certificates and have not conducted any independent investigation or verification of the matters set forth therein. We are not responsible in any fashion for any factual errors contained in the Secretary’s Certificates.
     Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the qualifications and exceptions herein contained, we are of the opinion that, under applicable law on the date of this Opinion:
     1. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State and is capable of suing and being sued in its corporate name.
     2. At the time each Transaction Document was executed by the Company, the Company had (i) the corporate power to enter into and perform its obligations under such Transaction Document, and (ii) duly authorized and executed such Transaction Document.
     3. At the time each Transaction Document was executed by the Company, the execution, delivery and performance of such Transaction Document by the Company did not violate (i) any term or provision of the Constituent Documents, or (ii) any law, rule, regulation or order of the State applicable to the Company.
     4. At the time each Transaction Document was executed by the Company, it was not necessary in order to ensure (a) that such Transaction Document constitutes the legal, valid and enforceable obligations of the Company, to the extent such Transaction Document was enforceable, or (b) the admissibility of such Transaction Document in the State that (i) the consent, license, approval or authorization of any State court or governmental body be obtained; or (iii) any Transaction Document or any other document be filed, recorded or registered, or that any other similar action be taken (except as otherwise set forth herein).
     In addition to the assumptions set forth above, the opinions set forth above are also subject to the following qualifications:
     a. We express no opinion concerning title to any Collateral. We express no opinion with respect to any competing claims, liens or encumbrances affecting such Collateral, and whether recorded or unrecorded, choate or inchoate.
     b. We express no opinion with respect to the enforceability of any Transaction Document.
     c. We express no opinion with respect to the attachment or perfection of any security interest in any Collateral.

     d. We express no opinion with respect to the priority of any security interest, mortgage, pledge, collateral assignment or other lien under any of the Transaction Documents.
     We understand that you will rely as to matters of Louisiana law, as applicable, upon this opinion in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (“Debevoise”) will rely as to matters of Louisiana law, as applicable, upon this opinion in connection with an opinion to be rendered by it relating to the Company. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of Louisiana law, as applicable, upon this opinion.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Securities” in the prospectus contained therein. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.
     We are admitted to practice only in the State of Louisiana, and the foregoing opinions are limited to the laws of said State. We are not opining as to any securities laws, blue-sky law, zoning, land use or environmental laws. We have not been requested to review, and have not undertaken to review, federal or state banking laws or regulations in order to determine if any lender’s entering of the transaction is in compliance with such laws or regulations. We undertake no responsibility to advise of any law that becomes effective after the date of the effectiveness of the Registration Statement or changes in the facts after the date of the effectiveness of the Registration Statement that would alter the scope or substance of the opinions expressed herein. This Opinion expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

Yours Very Truly,

/s/ SHER GARNER CAHILL
RICHTER KLEIN & HILBERT, L.L.C.